Exhibit 10(d)

      THIRD AMENDMENT AND RESTATEMENT OF THE SIGMA-ALDRICH CORPORATION
                        INCENTIVE STOCK BONUS PLAN


WHEREAS, Sigma-Aldrich Corporation (the "Corporation") previously established the Sigma-Aldrich Corporation Incentive Stock Bonus Plan ("Plan"); and

WHEREAS, the Corporation reserved the right to amend the Plan pursuant to Paragraph 15 thereof; and

WHEREAS, the Corporation desires to amend and restate the Plan effective January 1, 1996;

NOW, THEREFORE, effective January 1, 1996, the Plan is amended and restated as follows:

1.  Purpose

The purpose of the Incentive Stock Bonus Plan (the "Plan") is to provide a means by which Sigma-Aldrich Corporation (the "Corporation") and/or its subsidiary corporations shall be able to attract and retain competent key employees (including officers and directors who are employees) and provide such personnel with incentives in addition to current compensation reflecting their efforts, initiative and skill.

2.  Administration

    a.            The Plan shall be administered by the Compensation
         Committee (the "Committee") of the Board of Directors of the Corporation (the "Board") as such Committee may be constituted from time to time. The Committee shall consist of at least three members of the Board selected by the Board all of whom shall be both "Disinterested Persons" as defined in Rule 16b-3 under The Securities Exchange Act of 1934, and "Outside Directors" as defined in Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

    b. All determinations of the Committee shall be made by all of its members unless specifically approved, authorized or ratified by the Board, in which event a determination by a majority of its members shall be sufficient. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held.

    c. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Paragraph 2 shall be conclusive.

    d. Participants in the Plan shall be selected by the Committee from key executive employees of the Corporation or any subsidiary of the Corporation who hold less than two percent (2%) of the outstanding stock of the Corporation (the "Participants"). It is intended that Participants include only those top executives whose responsibilities and activities have a substantial and direct impact on total corporate performance.

    e. The Committee shall designate Participants each year and such Participants may, but need not, be the same as those who were designated in any preceding year; that is to say, employees designated as Participants in one year may be omitted in any and all subsequent years; new or additional Participants may be designated in any year.

3.  Stock Bonus Pool

    (a) The maximum amount of the Bonus Pool for any given year shall be determined as follows: if the increase in the Corporation's pre-tax operating income for the year shall have exceeded by at least 10% but less than 12-1/2% the greater of (a) the prior year's pre-tax operating income or (b) an amount of pre-tax operating income which would represent a 10% per year cumulative increase through the prior year over fiscal year 1977, the maximum amount shall be 3% of the dollar amount of such increase; if the increase in pre-tax operating income for the year shall have exceeded by at least 12-1/2% but less than 15% the greater of (a) the prior year's pre-tax operating income or
(b) an amount of pre-tax operating income which would represent a 12-1/2% per year cumulative increase through the prior year over fiscal year 1977, the maximum amount shall be 4% of the dollar amount of such increase; and if the increase in pre-tax operating income for the year shall have exceeded by at least 15% the greater of (a) the prior year's pre-tax operating income or
(b) an amount of pre-tax operating income which would represent a 15% per year cumulative increase through the prior year over fiscal year 1977, the maximum amount shall be 5% of the dollar amount of such increase.

    (b) In the event any additional business shall be acquired by the Corporation as the result of any merger or acquisition, then the percentage increase shall be determined by including the pre-tax operating income of the merged or acquired business or businesses for all of the years involved in determining the maximum Bonus Pool.

    (c) In the event any portion of the Corporation's business shall be discontinued, sold or otherwise transferred, then the percentage increase shall be determined by excluding the pre-tax operating income of the discontinued, sold or transferred business for all of the years involved in determining the maximum Bonus Pool.

4.  Awards of Incentive Stock Bonus Units

    (a) Within the first 90 days of each calendar year, the Committee shall set the maximum dollar amount of incentive stock bonus units ("Incentive Stock Bonus Units") and tax offset bonus units ("Tax Offset Bonus Units") which may be awarded to the Corporation's Chief Executive Officer ("CEO") and Chief Operating Officer ("COO"), respectively.

    (b) After the end of each calendar year but prior to the award of units, the Committee shall certify, in writing, whether the Corporation's pre-tax operating income for the year has exceeded one or more of the levels set in Paragraph 3(a). If, and only if, pre-tax operating income for the year shall have reached a level sufficient to generate a Bonus Pool under Section 3, the Committee shall allocate Incentive Stock Bonus Units and Tax Offset Bonus
Units for the CEO and COO.  The value of the Incentive Stock Bonus Units and
Tax Offset Bonus Units awarded to the CEO and COO can be less than, but cannot exceed, the maximum dollar amount fixed by the Committee during the first 90 days of the calendar year.

    (c) After the Committee has determined the Units to be awarded to the CEO and COO, the Committee shall subtract from the Bonus Pool determined under
Section 3 the dollar value of the Incentive Stock Bonus Units awarded to the CEO and COO. If a positive value remains in the Bonus Pool after such subtraction, the remaining dollar value of Incentive Stock Bonus Units shall be awarded by the Committee to Participants (other than the CEO and COO) designated by it, in such proportions as the Committee believes appropriate based upon each Participant's relative contribution to the year's performance. Incentive Stock Bonus Units (and Tax Offset Bonus Units) shall initially be valued at the last price or closing price of the Corporation's shares of common stock on the day before the date of the awards, as reported in the Midwest Edition of The Wall Street Journal or such other source as the Committee shall determine properly reflects the market price.

    (d) All awards shall be made within thirty (30) days after the end of the first quarter of the year following the year for which the awards are earned.

5.  Discontinuance

The Board may discontinue the Committee's authority to award said Incentive Stock Bonus Units and Tax Offset Bonus Units or discontinue the Plan at any time. Notice of termination shall be given to all members of the Committee and all previous Participants still in the employ of the Corporation prior to April 30 of the year for which such termination shall become effective.

6.  Delivery and Payment

    (a) Conditioned upon the Participant's continued employment by the Corporation and/or its subsidiaries for five (5) full years after the year for which the award is made, or upon the Participant's earlier death, permanent and total disability or retirement after the age of 65 (or prior thereto with the consent of the Board of Directors) or after the occurrence of a change in control, as defined in subparagraph (c) below, of the Corporation, the Corporation within ninety (90) days after the occurrence of any of such events, shall issue to the Participant (or the personal representative or heirs of a deceased Participant) that number of shares of the Corporation's common stock which equals the number of Incentive Stock Bonus Units previously awarded the Participant which have vested as a result of such event; and that amount of cash equivalent to the value of that number of shares of common stock equal to the number of Tax Offset Bonus Units awarded the CEO and COO which have vested as a result of such event. At that time, it shall also pay to any Participant receiving shares (other than the CEO and COO) that amount of cash which is equal to the amount of Federal taxes which such Participant will be required to pay, during such year of payment, by reason of his receipt of such stock and cash if he were subject to the highest marginal Federal income tax rate.

                 For example, if, in the year of payment, the market value of the stock is $100,000 and the highest Federal income tax rate is 40%, then subtract 40% from 100% yielding 60% and divide the market value of the stock issued ($100,000) by 60% which equals $166,666. Then subtract the market value of the stock ($100,000) leaving the sum of $66,666, which is the amount of cash to be paid.

The market value of the shares and cash issued to him shall be based upon the last price or closing price of the Corporation's stock on the day before the date of issuance and/or payment as reported in the Midwest Edition of The Wall Street Journal or such other source as the Committee shall determine is representative of the market price (or in the event the shares of the Corporation are listed on any exchange, based upon the closing price on the day before the date of issuance); provided, however, that if the Participant's employment shall have been terminated by the Corporation prior to the expiration of said five year period and the Board of Directors shall determine that his interest in the Plan to the extent awarded during the five years prior to such termination or any portion thereof shall continue, then and in that event, he shall receive all or such portion of the awards previously made to him at such time and in such amounts as the Board of Directors may in its absolute discretion determine; provided further, that the Committee may reduce the amount of cash payable to the CEO and/or COO under a Tax Offset Bonus Unit if the Committee determines that such reduction is appropriate in light of the marginal Federal income tax rate in effect at the time such cash is to be paid.

    (b) When some or all of the shareholders of the Corporation receive stock pursuant to a transaction resulting in a change of control, that new stock shall be issued to the Participant in lieu of the Corporation's stock which would have otherwise been issued under this Paragraph 6 and in the same ratio as received by the Corporation's other shareholders for their shares.

    (c) "Change in control", as used in this Paragraph 6, shall be deemed to have occurred if any individual, corporation, partnership or other person or entity, together with its Affiliates and Associates, acquires as the Beneficial Owner more than thirty-five percent (35%) in the aggregate of the outstanding shares of the Corporation entitled to vote in the election of Directors, and within a 400-day period thereafter a majority of Directors elected to the Board, or a majority of the persons constituting a group authorized to hire or terminate employment of officers, if other than the Board, are different from the Directors or persons constituting the Board or group just prior to the start of such period or a group other than the Board is created to hire or terminate employment of officers. The term "Affiliate," "Associate" and "Beneficial Owner" as used in this subparagraph (c) shall be defined by reference to the Securities Exchange Act of 1934 and rules in effect thereunder as of the date of the amendment of this Paragraph 6.

7.  Forfeiture

In the event of the Participant's termination of employment with the Corporation and its subsidiaries for any reason other than death, permanent and total disability or retirement after the age of 65, any rights under this Plan, except shares and cash theretofore issued and paid or required to have been issued and paid, shall be forfeited, except as otherwise determined by the Board of Directors as provided in 6, above.

8.  Nature of Rights

The Incentive Stock Bonus Units and Tax Offset Bonus Units shall be used solely as a device for measurement and determination of the amount of shares and cash to be issued and paid to Participants as provided in the Plan. The Incentive Stock Bonus Units and Tax Offset Bonus Units shall not constitute nor be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Incentive Stock Bonus Units and Tax Offset Bonus Units shall be treated as property of the Corporation and the Participant's rights hereunder are limited to the rights to receive cash and shares of common stock of the Corporation as herein provided. The award of Incentive Stock Bonus Units and Tax Offset Bonus Units shall not entitle Participants to any rights as shareholders but only such rights as are specified in the Plan.

9.  Securities Act of 1933

Upon issuance of common stock of the Corporation to the Participant (or the personal representative or heirs of a deceased Participant) the recipient of such stock shall represent that the shares of stock are taken for investment and not resale and make such other representations as may be necessary to qualify the issuance of the shares as exempt from the Securities Act of 1933 or to permit registration of the shares and shall represent that the recipient shall not dispose of such shares in violation of the Securities Act of 1933. The Corporation reserves the right to place a legend on any stock certificate issued pursuant to the Plan to assure compliance with this Paragraph 9. No shares of common stock of the Corporation shall be required to be distributed until the Corporation shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933 or any other then applicable securities law.

10.  Maximum Shares Issued

The aggregate number of shares of common stock of the Corporation which may be issued under the Plan shall not exceed 1,200,000. The initial number of shares authorized under the Plan in 1978 was 100,000. Giving effect to stock splits since the Plan's inception, the number of shares covered by the Plan is 1,200,000 as of the effective date of this Third Amendment and Restatement. Prior to 1996, 374,145 units have been awarded, leaving a balance of 825,855 units. On and after the effective date of this Amendment, a person may be awarded under this Plan up to a maximum of 400,000 Incentive Stock Bonus Units (and an equal number of Tax Offset Bonus Units). The Corporation shall, from time to time, purchase its own shares on the open market for treasury shares in such amounts as may be necessary for the purpose of carrying out the terms of this Plan; provided, however, upon a two-thirds (2/3) affirmative vote of the Board, the Corporation may issue its unissued shares of common stock in lieu of such treasury shares.

11.  Withholding of Tax

There shall be deducted from any compensation due any Participant under the Plan, whether in the form of cash or stock distribution, cash in the amount of any tax required by any governmental authority to be withheld and paid over by the Corporation to such governmental authority for the account of the person entitled to such distribution.

12.  Effective Date

This Amendment shall become effective for the year 1996; provided, however, that no Participant shall be entitled to any distribution of shares or cash thereunder unless and until this Third Amendment shall have been ratified by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation represented at any meeting thereof at which a quorum is present.

13.  Dilution

In the event of a stock split, stock dividend, reclassification, reorganization or other capital adjustment of shares of common stock of the Corporation, the number of Incentive Stock Bonus Units and Tax Offset Bonus Units of a Participant shall be adjusted in the same manner as shares of the Corporation's common stock reflected by such Incentive Stock Bonus Unit or Tax Offset Bonus Unit would be adjusted.

14.  Transferability

Any rights arising under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution.

15.  Termination, Amendment or Extension of Plan

Unless the Plan or authority of the Committee has been discontinued by the Board as provided in Paragraph 5 above, the Committee may, but need not, make awards under the Plan so long as the maximum number of shares authorized in Paragraph 10 shall not have been reserved and/or awarded. The Committee may modify the Plan at any time; provided, however, that (a) such modification shall not materially change the Corporation's obligations under the Plan unless approved by the Board; (b) such modification shall not reduce the benefits to which any Participant would be entitled under awards previously made without his consent in writing; and (c) in the event any modification shall increase the aggregate maximum number of shares to be issued under the Plan beyond those authorized in Paragraph 10 or shall change the manner in which the maximum amount of the Bonus Pool for any given year is determined under Paragraph 3 or the class of employees eligible to participate as provided in Section 2(d), such amendment shall be subject to ratification by the affirmative vote of the shareholders in the same manner as provided in Paragraph 12 hereof with respect to the original ratification of the Plan.